Prospectus Supplement No. 2	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated May 11, 2026)	Registration No. 333-291845

CONEXEU SCIENCES INC.

9,481,123 Shares of Common Stock

This prospectus supplement updates and supplements the prospectus of Conexeu Sciences Inc. (the “Company”) dated May 11, 2026 (the “Prospectus”), which forms a part of the Company’s Registration Statement on Form S-1, as amended (Registration No. 333-291845).

This prospectus supplement is being filed to update, amend, and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on May 15, 2026, which is set forth below.

This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The purchase of the securities offered by the Prospectus involves a high degree of risk.  You should invest in our shares of common stock only if you can afford to lose your entire investment. You should carefully read and consider the section of the Prospectus entitled “Risk Factors” beginning on page 19 before buying any shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offence.

The date of this prospectus supplement is May 15, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2026

CONEXEU SCIENCES INC.
(Exact name of registrant as specified in its charter)

Nevada	001-43283	33-4814282
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

50 West Liberty Street, Suite 880,
Reno, Nevada, United States 89501
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (424) 333-5622

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock	CNXU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 3 - SECURITIES AND TRADING MARKETS

Item 3.02 Unregistered Sale of Equity Securities

Exercise of Common Stock Purchase Warrants and Warrant Exercise Incentive Program

On May 12, 2026, Conexecu Sciences Inc. (the "Registrant" or the "Company") issued an aggregate of 4,342,648 shares of common stock (the "Warrant Shares"), par value $0.001 per Warrant Share, upon the exercise of a like number of issued and outstanding common stock purchase warrants (the "Warrants"), for aggregate gross proceeds of approximately $1,963,967. The Company intends to use the proceeds for general working capital purposes.

The respective exercise prices of the Warrants were as follows:

No. of Warrants Exercised	Exercise Price per Warrant Share	Gross Proceeds to Registrant
3,750,000	$0.40	$1,500,000
119,445	0.72	86,000
11,453	0.748	8,567
461,750	0.80	369,400
4,342,648		$1,963,967

The Warrants were subject to a warrant exercise incentive program (the "Incentive Program") adopted by the Company with effect from October 31, 2025, in order to encourage the early exercise of up to 5,733,226 of the Company's outstanding common stock purchase warrants (the "Program Warrants").

Pursuant to the Incentive Program, the Company has offered as an inducement to each Program Warrant holder who exercises a Program Warrant not later than 4:00 p.m. Pacific time on June 30, 2026, one additional transferable common stock purchase warrant (each, an "Incentive Warrant") for each Program Warrant exercised.  Each Incentive Warrant will entitle the holder thereof to purchase one additional share of common stock of the Company (each, an "Additional Warrant Share") for a period of 36 months from the date of issuance of such Incentive Warrant, at an exercise price of $2.30 per Additional Warrant Share.

The Additional Warrants, by their terms, are not exercisable by the holder, and the Company is not able to effect any exercise of Additional Warrants, to the extent that, after giving effect to such exercise, the holder and/or any of the holder's affiliates would beneficially own in excess of 9.99% of the issued and outstanding shares of common stock of the Company after such exercise. For these purposes, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) are to be determined in accordance with Section 13(d) of the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Of the 4,342,648 Warrant Shares issued on May 12, 2026, 592,648 Warrant Shares are subject to certain escrow or pooling arrangements, whereby 541,945 Warrants Shares are restricted from trading for a period of one year and 50,703 Warrant Shares are restricted from trading for three years after the date of listing of the Company.

A total of 4,342,648 Incentive Warrants were issued to the Warrant holders on May 12, 2026.  Following exercise of the Warrants, a total of 827,005 Program Warrants remain outstanding.

There were 20,916,173 shares of common stock outstanding immediately prior to exercise of the Warrants on May 12, 2026.  Accordingly, the 4,342,648 Warrant Shares constituted 17.19% of the 25,258,821 shares of common stock issued and outstanding immediately following the exercise of the Warrants.

The Warrant Shares and Incentive Warrants were issued upon exercise of the Warrants in transactions exempt from the registration requirements of the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), in reliance on the exemption provided by Section 4(a)(2) thereof and Rule 506(b) of Regulation D thereunder to U.S. persons, and upon the exclusion from the registration requirements of the U.S. Securities Act provided by Rule 903(b) of Regulation S thereunder to non-U.S. persons. Each U.S. person has represented that it is an "accredited investor," as such term is defined in Rule 501(a) of Regulation D, and is acquiring the securities described herein for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

Certain holders of the Program Warrants are among the selling security holders identified in the Registrant's registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission (the "SEC") pursuant to the U.S. Securities Act on November 28, 2025 (as amended, the "Registration Statement"), and declared effective by the SEC on May 11, 2026 (SEC File No. 333-291845).  Of the 4,342,648 Warrant Shares issued on May 12, 2026, 3,750,000 Warrant Shares have been registered for resale pursuant to the Registration Statement.

The Additional Warrant Shares underlying the Incentive Warrants have not been and will not be registered under the U.S. Securities Act, or any state securities laws, and will only be issuable upon exercise of the Incentive Warrants in transactions that are exempt or excluded from the registration requirements of the U.S. Securities Act and applicable state securities laws.

Issuance of Compensatory Securities

On May 14, 2026, the Company issued 11,175 shares of common stock at a deemed price of $4.00 per share pursuant to a Board member agreement and a Medical Advisory Board agreement to a director of the Company.  The Company relied upon the exemption from the registration requirements of the U.S. Securities Act provided by Section 4(a)(2) thereof and Rule 506(b) of Regulation D thereunder for the issuance of such shares to the director who is a U.S. person.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 11, 2026, the Board of Directors of the Company approved an amendment to the bylaws (the "Bylaws") of the Company in order to increase the quorum requirement for meetings of stockholders from one-twentieth (1/20) of the outstanding shares of the Company entitled to vote at any such meeting, represented in person or by proxy, to one-third (33⅓%) of the outstanding shares of the Company entitled to vote, represented in person or by proxy.  This amendment aligns the Bylaws with the minimum quorum requirement prescribed by Nasdaq Listing Rule 5620(c).

Specifically, Article 3 - Stockholders and Meetings Thereof of the Bylaws has been amended by deleting section 3.9 - Quorum in its entirety and replacing it with the following:

"3.9 Quorum. One-third (33⅓%) of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at any meeting of stockholders, except as otherwise provided by the Nevada Revised Statutes and the Articles of Incorporation/Articles of Domestication. In the absence of a quorum at any such meeting, a majority of the shares so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum."

A copy of the Amended and Restated Bylaws of the Company is filed as Exhibit 3.1 hereto.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

3.1	Amended and Restated Bylaws

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONEXEU SCIENCES INC.

DATE: May 15, 2026	By:	/s/ Stephen Inouye
Stephen Inouye
CFO, Secretary and Treasurer